EXHIBIT 21

SUBSIDIARIES OF CONEXANT SYSTEMS, INC.

State or Other Jurisdiction
Subsidiary	of Incorporation or Organization

Brooktree Broadband Holding, Inc.	Delaware
Brooktree International Ltd.	Cayman Islands
Brooktree Technologies Ltd.	Cayman Islands
Concentric Sub, Inc.	Delaware
Conexant Broadband Communications (Shanghai) Co., Ltd.	People’s Republic of China
Conexant Canada ULC	Canada
Conexant Digital Infotainment Limited	United Kingdom
Conexant Foreign Sales Corporation	Barbados
Conexant Information Technology, LLC	Delaware
Conexant Korea Ltd.	Korea
Conexant Mauritius Ltd.	Mauritius
Conexant Semiconductor (Canada), Inc.	Canada
Conexant Systems Asia Pacific Limited	Hong Kong, People’s Republic of China
Conexant Systems France S.A.S	France
Conexant Systems Germany G.m.b.H	Germany
Conexant Systems Holdings Limited	United Kingdom
Conexant Systems Iceland Ltd.	Iceland
Conexant Systems, Inc.	Nevada
Conexant Systems India Private Limited	India
Conexant Systems Israel (1996) Ltd.	Israel
Conexant Systems Israel Commercial Ltd.	Israel
Conexant Systems K.K	Japan
Conexant Systems Scandinavia AB	Sweden
Conexant Systems Singapore Pte. Limited	Singapore
Conexant Systems Taiwan Co., Ltd.	Taiwan
Conexant Systems UK Limited	United Kingdom
Conexant Systems Worldwide, Inc.	Delaware
HyperXS Communications, Inc.	Delaware
Istari Design, Inc.	California
Sierra Imaging, Inc.	California
NPS Holding, Inc.	Massachusetts
Netplane Systems International, LLC	Delaware